Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

FACEBANK GROUP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, Pulse Evolution Group, Inc., a Florida corporation (the “Corporation”), hereby amends (“Articles of Amendment”) its articles of incorporation, as amended (“Articles”), as follows:

A. Amendment. “Article I – NAME” is hereby replaced in its entirety to read as follows:

“Article I – NAME

The name of the Corporation is “fuboTV Inc.””

B. Authority to Amend. This amendment of the Articles of Incorporation was duly adopted by the unanimous written consent of the Corporation’s board of directors as of June 19, 2020 in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act were duly approved by the holders of a majority of the voting power of the issued and outstanding stock of the Corporation on June 29, 2020, and the number of votes cast for the amendments by the shareholders was sufficient for approval.

C. Effective Time. The foregoing amendments of the Articles of Incorporation shall become effective on August 10, 2020.

IN WITNESS WHEREOF, the undersigned has executed these amendments to the Articles of Incorporation as of July 2, 2020.

FACEBANK GROUP, INC.

By:	/s/ David Gandler
Name:	David Gandler
Title:	Chief Executive Officer